Exhibit 10.44

Addendum to the

Shareholders' Agreement

in relation to the parties' share holdings
in CureVac N.V. (NL-Amsterdam)

dated June 16, 2020

between

KfW
Palmengartenstr. 5-9
60325 Frankfurt am Main

- hereinafter referred to as "Investor Bund

on the one hand

and

dievini Hopp BioTech holding GmbH & Co KG
represented by its general partner dievini Verwaltungs GmbH
Johann-Jakob-Astor-Str. 57
69190 Walldorf

- hereinafter referred to as "dievini

Mr. Dietmar Hopp
Johann-Jakob-Astor-Str. 57
69190 Walldorf

- hereinafter referred to as "DH" - -

and

DH-LT Investments GmbH
Opelstraße 28
68789 St. Leon-Rot

on the other hand

- Investor Bund, dievini, DH and DH-LT Investments GmbH

hereinafter jointly referred to as the "Parties" or individually as a "Party

Page 1of 6

Addendum to the Addendum to the

Shareholders' Agreement between Investor Bund, dievini and DH

Preamble

A	In clause 8 ("Investment Commitment DH") of the shareholders' agreement concluded between the parties (with the exception of DH-LT Investments GmbH) with regard to the parties' shareholdings in CureVac N.V. (NL-Amsterdam) dated 16 June 2020 ("Shareholders' Agreement"), DH has undertaken to invest an amount of EUR 100 million into CureVac N.V. on the occasion of the IPO in order to acquire shares at economic terms and in particular at a share price corresponding to the issue price of a share in the IPO ("concurrent private placement") ("Investment Amount").

B	DH intends to fulfil this obligation not personally, but rather through DH-LT Investments GmbH, headquartered in St. Leon-Rot, registered in the Commercial Register of the Local Court in Mannheim under HRB 732866 ("DH-LT"), of which DH is the sole shareholder.

C	Therefore, the other parties and DH-LT agree to include DH-LT in the Shareholder Agreement alongside DH by way of this Addendum to the Shareholders' Agreement.

This aforesaid, the Parties agree on the following:

1	Accession of DH-LT to the Shareholders’ Agreement; Consent of the other Parties

DH-LT hereby accedes to the shareholders' agreement alongside of DH. DH-LT shall therefore have the same rights and obligations as DH under the shareholders' agreement. The shares in CureVac N.V. already acquired or to be acquired in the future by DH-LT in the course of the concurrent private placement shall be deemed IPO shares within the meaning of the Shareholders' Agreement.

1.2	In particular, but without limitation, DH-LT shall be obligated under clause 8, 2nd sentence in connection with clause 4.5 of the shareholders' agreement to exercise the rights from IPO shares in the case of resolutions of the general meeting on Restricted Items of Resolution in the same way as the voting rights from the Restricted Shares.

Page 2of 6

Addendum to the Addendum to the

Shareholders' Agreement between Investor Bund, dievini and DH

1.3	For the avoidance of doubt, even with DH-LT's accession to the shareholders' agreement, as described above, the investment amount is only due and payable once.

1.4	The other Parties hereby agree to DH-LT's accession to the Shareholders' Agreement as described in clause 1.1.

2	Notices to DH-LT

All declarations and other notices from and in connection with the Shareholders’ Agreement and this addendum to the Shareholders’ Agreement shall be sent by the parties to the persons listed below at the contact details, who shall act as authorized service agents for DH-LT until such authorization is revoked:

DH-LT Investments GmbH:

Opelstrasse 28
68789 St. Leon-Rot

Fax: + 49 (0) 6227 8608 470
E-Mail: contact@dievini.com

each with a copy:

Prof. Dr. Christof Hettich
c/o RITTERSHAUS Rechtsanwälte Partnerschaftsgesellschaft mbB
Harrlachweg 4
68163 Mannheim

Fax: +49 (0) 621 4256 250
E-Mail: christof.hettich@rittershaus.net

3	Final provisions

3.1	The provisions of the shareholders' agreement shall otherwise remain unchanged and continue to apply.

Page 3of 6

Addendum to the Addendum to the

Shareholders' Agreement between Investor Bund, dievini and DH

3.2	Terms defined in this Addendum (including the list of parties and the preamble) shall have the same meaning when they are written in small caps. Terms written in small caps in this Addendum and not defined separately in this Addendum shall have the meaning assigned to them in the Shareholders’ Agreement.

3.3	This Addendum is subject to the laws of the Federal Republic of Germany.

3.4	Revisions or amendments to this Addendum or an agreement on its cancellation must be made in writing to be effective. The written form shall not be fulfilled in this respect by means of telecommunication transmission (fax), exchange of letters, electronic form (e-mail) or other text form (sec 126b German Civil Code (BGB)). The requirement of written form requirement agreed herein may only be waived, if the requirement of written form is complied with. Oral agreements do not exist.

3.5	Should individual provisions of this amended are or become invalid or unenforceable or should this Addendum contain gaps, the validity of the remaining provisions of this Addendum shall unaffected. In place of the invalid, unenforceable or missing provision, such valid provision shall be deemed to be agreed which the parties would reasonably have agreed upon if they had been aware of the invalidity, unenforceability or gap at the time of conclusion of this Addendum. If any provision of this Addendum is or becomes invalid because of the scope of performance or time periods agreed therein, the scope of performance or time periods agreed in the provision shall be adjusted to the legally permissible scope(s) or periods which comes closest to the agreed scope(s) or measure. The parties agree that the above provisions not only represent a reversal of the burden of proof, but that § 139 BGB is waived in its entirety.

- intentionally left blank -

Page 4of 6

Addendum to the Addendum to the

Shareholders' Agreement between Investor Bund, dievini and DH

Walldorf, 14.08.2020

/s/ Dietmar Hopp
Dietmar Hopp

Frankfurt,

KfW

/s/ Dr. Nils Reichhelm	/s/ Dr. Elina Pradkhan
Dr. Nils Reichhelm	Dr. Elina Pradkhan

Walldorf, ……………………….

dievini Hopp BioTech holding GmbH& Co KG represented by

dievini Verwaltungs GmbH, which in turn is represented by

/s/ Dietmar Hopp	/s/ Dr. Mathias Hothum
Dietmar Hopp	Dr. Mathias Hothum

Page 5of 6

Addendum to the Addendum to the

Shareholders' Agreement between Investor Bund, dievini and DH

St. Leon-Rot, 14.08.2020

DH-LT Investments GmbH

/s/ Dietmar Hopp
Dietmar Hopp

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